July 5, 2016

Siobhan Nolan Mangini

RE: Promotion

Dear Siobhan,

Thank you for your continued commitment and contributions to Castlight. I am pleased to inform you that you have been promoted to the position of Chief Financial Officer, reporting to me. Effective July 1, 2016, your base salary will increase to $290,000, less applicable withholdings. This represents a 12.6% salary increase. This increase will appear in your July 15, 2016 paycheck. Your annual variable target will increase from 30% to 45% effective July 1, 2016. Your annual target cash compensation increases from $334,750 to $420,500.

Subject to the approval of the Company’s Board of Directors, you will be awarded 250,000 restricted stock units, to acquire shares of Company Class B Common Stock ("RSUs") under its 2014 Equity Incentive Plan (“Plan”). The RSUs are subject to a four-year vesting schedule with 25% of the RSUs vesting on August 16, 2017 and the remainder of the RSUs vesting quarterly thereafter, provided you remain in continuous service on each applicable vesting date, as set forth in the applicable RSU award agreement. The award of RSUs by the Company is subject to the Board of Directors approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligations on the part of the Company. The RSUs will be governed by the terms of the Plan and your RSU award agreement, both of which will be provided to you upon approval of such award by the Company’s Board of Directors.

Please sign below to acknowledge this compensation adjustment and return the signed letter to Paul Stearns (pstearns@castlighthealth.com)

Thank you again for your efforts at Castlight. We truly appreciate all of your hard work, dedication and commitment.

Congratulations!

John Doyle

Accepted:        /s/ Siobhan Nolan                    July 10, 2016
Siobhan Nolan Mangini                    Date